UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2012

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2779 Highway 24, Lawler, Iowa	52154
	(Address of principal executive offices)	(Zip Code)

(563) 238-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Effective August 27, 2012, Homeland Energy Solutions, LLC (the “Company”) approved the Member Amended and Restated Ethanol Marketing Agreement (the “Agreement”) with its ethanol marketer, RPMG, Inc. (“RPMG”). The terms of the Agreement become effective on October 1, 2012. Prior to October 1, 2012, the Company will continue to market ethanol through RPMG pursuant to its current ethanol marketing agreement. The Company is an equity owner of Renewable Products Marketing Group, LLC (“RPMG LLC”), the parent entity of RPMG. Since the Company is an owner of RPMG LLC, the Company's ethanol marketing fees are based on RPMG's cost to market the Company's ethanol. Further, as an owner, the Company shares in the profits and losses generated by RPMG when it markets products for other producers who are not owners of RPMG LLC. The Agreement provides that the Company can sell its ethanol either through an index arrangement or at a fixed price agreed to between the Company and RPMG.

The Agreement provides that RPMG is the exclusive ethanol marketer for the Company. The term of the Agreement is perpetual, until it is terminated according to the Agreement. The primary reasons the Agreement would terminate are if the Company ceases to be an owner of RPMG LLC, if there is a breach of the Agreement which is not cured, or if the Company gives advance notice to RPMG that the Company wishes to terminate the Agreement. Notwithstanding the Company's right to terminate the Agreement, it may be obligated to continue to market its ethanol through RPMG for a period of time after the termination. Further, following the termination the Company agrees to accept an assignment of certain railcar leases which RPMG has secured to service the Company. If the Agreement is terminated, it would trigger a redemption by RPMG LLC of the Company's ownership interest in RPMG LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: August 28, 2012	/s/ David A. Finke
David A. Finke
Chief Financial Officer
(Principal Financial Officer